Exhibit 10.1

FIRST AMENDMENT TO THIRD AMENDED AND

RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of December 11, 2015, is by and among FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation, D&D OF MINNESOTA, INC., a Minnesota corporation, LAKE & HENNEPIN BBQ AND BLUES, INC., a Minnesota corporation, FAMOUS DAVE’S RIBS, INC., a Minnesota corporation, FAMOUS DAVE’S RIBS-U, INC., a Minnesota corporation, and FAMOUS DAVE’S RIBS OF MARYLAND, INC., a Minnesota corporation (each individually a “Borrower” and collectively, the “Borrowers”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”), and the Lenders.

W I T N E S S E T H

WHEREAS, the Borrowers, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of May 8, 2015 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby);

WHEREAS, the Borrowers have requested that the Lenders make certain amendments to the Credit Agreement as set forth herein; and

WHEREAS, the Lenders have agreed to amend the Credit Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendment to “Applicable Margin”. The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Applicable Margin” means, for all Loans for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the applicable percentage set forth below corresponding to the Adjusted Leverage Ratio, as determined for the most recent Reference Period ending immediately prior to the applicable Rate Adjustment Period:

Level	Adjusted Leverage Ratio	Applicable Margin for Eurodollar Rate Loans (bps)	Applicable Margin for Base Rate Loans	Applicable Margin for Commitment Fees
I	≥4.25:1.00	3.25%	1.75%	0.500%
II	< 4.25:1.00 and ≥ 4.00:1.00	3.00%	1.50%	0.500%
III	< 4.00:1.00 and ≥ 3.75:1.00	2.75%	1.25%	0.500%
IV	< 3.75:1.00 and ≥ 3.50:1.00	2.50%	1.00%	0.375%
V	< 3.50:1.00	2.25%	0.75%	0.375%

Notwithstanding the foregoing, (a) for the period commencing on the First Amendment Effective Date through the Adjustment Date immediately following the date of delivery by the Borrowers to the Administrative Agent of a Compliance Certificate for the fiscal period ending on or about December 31, 2015, the Applicable Margin shall be the percentage set forth in Level I in the table above; and (b) if the Borrowers fail to deliver any Compliance Certificate pursuant to Section 6.01 hereof, then for the period commencing on the date after the day on which such Compliance Certificate was due until the relevant Adjustment Date, the Applicable Margin shall be that percentage corresponding to Level I in the table above.

1.2 Amendment to “Conversion Date”. The definition of “Conversion Date” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Conversion Date” means the First Amendment Effective Date.

1.3 Amendment to “Consolidated Cash Flow”. The definition of “Consolidated Cash Flow” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

With respect to the calculation of Consolidated Cash Flow, it is understood and agreed that (A) Consolidated Cash Flow for the fiscal quarter ending as of March 31, 2016 shall be based on Consolidated Cash Flow for the one fiscal quarter period then ended, (B) Consolidated Cash Flow for the fiscal quarter ending as of June 30, 2016 shall be based on Consolidated Cash Flow for the two fiscal quarter period then ended and (C) Consolidated Cash Flow for the fiscal quarter period ending as of September 30, 2016 shall be based on Consolidated Cash Flow for the three fiscal quarter period then ended.

1.4 Amendment to “Consolidated Cash Flow Ratio”. The definition of “Consolidated Cash Flow Ratio” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

With respect to the calculation of Consolidated Cash Flow Ratio, it is understood and agreed that (A) Consolidated Cash Flow Ratio for the fiscal quarter ending as of March 31, 2016 shall be based on Consolidated Cash Flow Ratio for the one fiscal quarter period then ended, (B) Consolidated Cash Flow Ratio for the fiscal quarter ending as of June 30, 2016 shall be based on Consolidated Cash Flow Ratio for the two fiscal quarter period then ended and (C) Consolidated Cash Flow Ratio for the fiscal quarter period ending as of September 30, 2016 shall be based on Consolidated Cash Flow Ratio for the three fiscal quarter period then ended.

1.5 Amendment to “Consolidated Financial Obligations”. The definition of “Consolidated Financial Obligations” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

With respect to the calculation of Consolidated Financial Obligations, it is understood and agreed that (A) Consolidated Financial Obligations for the fiscal quarter ending as of March 31, 2016 shall be based on Consolidated Financial Obligations for the one fiscal quarter period then ended, (B) Consolidated Financial Obligations for the fiscal quarter ending as of June 30, 2016 shall be based on Consolidated Financial Obligations for the two fiscal quarter period then ended and (C) Consolidated Financial Obligations for the fiscal quarter period ending as of September 30, 2016 shall be based on Consolidated Financial Obligations for the three fiscal quarter period then ended.

1.6 Amendment to “Consolidated Rental Expense”. The definition of “Consolidated Rental Expense” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

With respect to the calculation of Consolidated Rental Expense, it is understood and agreed that (A) Consolidated Rental Expense for the fiscal quarter ending as of March 31, 2016 shall be based on Consolidated Rental Expense for the one fiscal quarter period then ended, (B) Consolidated Rental Expense for the fiscal quarter ending as of June 30, 2016 shall be based on Consolidated Rental Expense for the two fiscal quarter period then ended and (C) Consolidated Rental Expense for the fiscal quarter period ending as of September 30, 2016 shall be based on Consolidated Rental Expense for the three fiscal quarter period then ended.

1.7 Amendment to “Converted Term Loan Maturity Date”. The definition of “Converted Term Loan Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Converted Term Loan Maturity Date” means December 31, 2018.

1.8 Amendment to “Development Loan Availability Period”. The definition of “Development Loan Availability Period” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Development Loan Availability Period” means the period from and including the Closing Date to the date immediately prior to the First Amendment Effective Date.

1.9 Amendment to “Development Loan Commitment”. The definition of “Development Loan Commitment” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

For the avoidance of doubt, as of the First Amendment Effective Date, the Development Loan Commitment for each of the Lenders is equal to ZERO AND NO/100ths Dollars ($0.00).

1.10 Amendment to “Letter of Credit Sublimit”. The definition of “Letter of Credit Sublimit” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Letter of Credit Sublimit” means an amount equal to $2,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

1.11 Amendment to “Maximum Development Loan Commitment”. The definition of “Maximum Development Loan Commitment” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Maximum Development Loan Commitment” means, as of the First Amendment Effective Date, ZERO AND NO/100ths Dollars ($0.00).

1.12 Amendment to “Maximum Revolving Credit Loan Commitment”. The definition of “Maximum Revolving Credit Loan Commitment” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Maximum Revolving Credit Loan Commitment” means THREE MILLION AND NO/100ths Dollars ($3,000,000.00); provided, however, upon the effective date of any termination of the Revolving Credit Commitments in accordance with Section 2.11, the Maximum Revolving Credit Loan Commitment shall be reduced to ZERO AND NO/100ths Dollars ($0.00).

1.13 Amendment to “Revolving Credit Maturity Date”. The definition of “Revolving Credit Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Revolving Credit Maturity Date” means December 31, 2018.

1.14 Amendment to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definition in the appropriate alphabetical order therein:

“First Amendment Effective Date” means December 11, 2015.

1.15 Amendment to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Incurrence Ratio” and “Permitted Stock Repurchase” in their entireties.

1.16 Amendment to Section 2.01(d). Section 2.01(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

(d) On the Conversion Date, the Total Development Loan Outstandings as of such date shall be converted to a term loan (the “Converted Term Loans”). As of the First Amendment Effective Date, the Maximum Development Loan Commitment shall be reduced to ZERO AND NO/100ths Dollars ($0.00). No amount of the Converted Term Loans repaid or prepaid by the Borrower may be reborrowed hereunder. The Converted Term Loans may be Base Rate Loans, Eurodollar Rate Loans or One-Month LIBO Rate Loans. For the avoidance of doubt, the aggregate principal amount of the Converted Term Loans as of the First Amendment Effective Date shall be equal to $12,000,000.

1.17 Amendment to Section 2.03(d). Section 2.03(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

(d) The Borrowers shall make mandatory principal prepayments of the Loans in amounts equal to the applicable percentage of the aggregate net cash proceeds as set forth below from any Disposition (other than any Disposition permitted pursuant to, and in accordance with, clauses (a) through (d) of Section 7.05):

(i) when the Adjusted Leverage Ratio is greater than or equal 5.00 to 1.00 for the most recently ended Reference Period for which financial statements were delivered hereunder, one hundred percent (100%) of such net cash proceeds;

(ii) when the Adjusted Leverage Ratio is less than 5.00 to 1.00 but greater than or equal to 4.50 to 1.00 for the most recently ended Reference Period for which financial statements were delivered hereunder, seventy-five percent (75%) of such net cash proceeds;

(iii) when the Adjusted Leverage Ratio is less than 4.50 to 1.00 but greater than or equal to 4.00 to 1.00 for the most recently ended Reference Period for which financial statements were delivered hereunder, fifty percent (50%) of such net cash proceeds; and

(iv) when the Adjusted Leverage Ratio is less than 4.00 to 1.00 for the most recently ended Reference Period for which financial statements were delivered hereunder, twenty-five percent (25%) of such net cash proceeds.

Such prepayments shall be made within three (3) Business Days after the date of receipt of the net cash proceeds of any such Disposition by such Borrower. All mandatory prepayments pursuant to Section 2.03(d) shall be applied (i) first, to the Converted Term Loans in such order and such manner as Administrative Agent shall determine in its Sole Discretion and (ii) second, to the Total Revolving Credit Outstandings, without a corresponding reduction in the Maximum Revolving Credit Loan Commitment. Any prepayment of principal of any Loans shall include all interest accrued thereon to the date of such prepayment.

1.18 Amendment to Section 2.04(b). Section 2.04(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b) Converted Term Loan Amortization. In addition to any other payments due under this Agreement, on the first Business Day of each month commencing after the First Amendment Effective Date, the Borrowers shall pay to the Administrative Agent for the account of the applicable Lenders, as a principal reduction of the Converted Term Loans, in consecutive monthly installments in an amount equal to $150,000. Notwithstanding the principal amortization payments provided for herein, the Outstanding Amount of the Converted Term Loans shall be fully due and payable on the Converted Term Loan Maturity Date. No principal balance reduction of the Converted Term Loans may be reborrowed.

1.19 Amendment to Section 6.19. Section 6.19 of the Credit Agreement is hereby amended in its entirety to read as follows:

6.19 Use of Proceeds. The Borrowers shall use the proceeds of (i) the Revolving Credit Loans for general corporate purposes and (ii) the Development Loans to finance Capital Expenditures and acquisitions.

1.20 Amendment to Section 7.06. Section 7.06 of the Credit Agreement is hereby amended in its entirety to read as follows:

7.06 Restricted Payments. Directly or indirectly, declare, or pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided, however, that Restricted Payments from one Borrower to another Borrower (only to the extent that the same may lawfully be made by such Borrower in accordance with applicable Laws), so long as (1) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Restricted Payment and (2) Borrowers will be in pro forma compliance with the financial covenants set forth in Article XIV hereof as of the most recently ended Reference Period for which financial statements were delivered hereunder on a pro forma basis both before and after giving effect to such Restricted Payment.

1.21 Amendment to Section 10.01(c). Section 10.01(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.05(c), 6.10, 6.14, or Article VII, or Section 14.01, 14.02, 14.03 or 14.05; or

1.22 Amendment to Section 14.01. Section 14.01 of the Credit Agreement is hereby amended in its entirety to read as follows, effective as of September 30, 2015:

14.01 Adjusted Leverage Ratio. As of the end of any fiscal quarter referenced in the table below, the Adjusted Leverage Ratio for the Reference Period then ended shall not exceed the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Ratio
FQ3 2015	5.25:1.00
FQ4 2015 through FQ4 2016	5.50:1.00
FQ1 2017	5.25:1.00
FQ2 2017	5.00:1.00
FQ3 2017	4.75:1.00
FQ4 2017	4.50:1.00
FQ1 2018	4.25:1.00
FQ2 2018 and each FQ thereafter	4.00:1.00

1.23 Amendment to Section 14.02. Section 14.02 of the Credit Agreement is hereby amended in its entirety to read as follows, effective as of September 30, 2015:

14.02 Consolidated Cash Flow Ratio. As of the end of any fiscal quarter, the Consolidated Cash Flow Ratio for the Reference Period then ended shall not be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Ratio
FQ3 2015	1.35:1.00
FQ4 2015	1.20:1.00
FQ1 2016	1.15:1.00
FQ2 2016	1.25:1.00
FQ3 2016 and thereafter	1.35:1.00

1.24 Amendment to Section 14.03. Section 14.03 of the Credit Agreement is hereby amended in its entirety to read as follows:

14.03 Capital Expenditures. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly make or become legally obligated to make (i) for the fiscal quarter ending December 31, 2015, any Growth Capital Expenditures and (ii) for each fiscal year thereafter, Growth Capital Expenditures costing in excess of $2,000,000 in the aggregate for the Borrowers and their Subsidiaries during any such fiscal year; provided, that that in each case, the Borrowers shall have at least $2,000,000 in unrestricted cash at the time of the making of any such Growth Capital Expenditure and after giving effect thereto.

1.25 Amendment to Article XIV. Article XIV of the Credit Agreement is hereby amended by inserting the following new Section 14.05 at the end thereof:

14.05 Minimum Consolidated EBITDA. As of the end of each fiscal quarter referenced in the table below, Consolidated EBITDA for such fiscal quarter then ended shall not be less than the minimum amount set forth opposite such fiscal quarter:

Fiscal Quarter	Minimum Consolidated EBITDA
FQ1 2016	$1,800,000
FQ2 2016	$2,400,000
FQ3 2016	$2,100,000
FQ4 2016	$1,700,000

1.26 Amendment to Schedule 2.01. Schedule 2.01 to the Credit Agreement is hereby amended in its entirety to read in the form of Schedule 2.01 attached hereto.

ARTICLE II

CONDITIONS

2.1 Closing Conditions. This Agreement shall be deemed effective as of the date set forth above (the “First Amendment Effective Date”) (other than the amendments set forth in Sections 1.19 and 1.20 herein, which shall be effective as of September 30, 2015) upon satisfaction of the following conditions (in form and substance satisfactory to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Agreement duly executed by the Borrowers, the Administrative Agent and the Lenders.

(b) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of each Borrower, in form and substance acceptable to the Administrative Agent, (i) certifying that (A) no changes have been made to the articles or certificate of incorporation of formation of each Borrower since the Closing Date, (B) no changes have been made to the bylaws or governing document of each Borrower since the Closing Date, other than the amendment to the bylaws of Famous Dave’s of America, Inc. approved by its shareholders on November 16, 2015, (C) all representations and warranties of the Borrowers contained in Article V of the Credit Agreement and the other Loan Documents are true and correct on and as of the First Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (D) no Default or Event of Default exists after giving effect to this Agreement and (ii) attaching thereto (A) the resolutions duly adopted by the board of directors (or other governing body) of each Borrower authorizing and approving the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and (B) attaching thereto a certificate as of a recent date of the good standing of each Borrower under the laws of its jurisdiction of organization.

(c) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrowers addressed to the Administrative Agent and each Lenders with respect to the Borrowers, this Agreement and such other matters as the Administrative Agent shall reasonably request.

(d) First Amendment Mandatory Prepayment. The Administrative Agent shall have received, for the account of the Lenders, a mandatory principal prepayment on the Loans in an aggregate amount equal to $5,139,999.87 which shall be applied to the Total Development Loan Outstandings and the Total Revolving Credit Outstandings in such order and such manner as Administrative Agent shall determine in its Sole Discretion.

(e) Fees and Out of Pocket Costs. The Administrative Agent shall have received the fees required pursuant to the Fee Letter dated as of December 11, 2015 between the Borrowers and Wells Fargo Bank, National Association. In addition, the Borrowers shall have paid any and all reasonable, documented out-of-pocket costs incurred by the Administrative Agent (including the fees and expenses Moore & Van Allen PLLC as legal counsel to the Administrative Agent) and all other fees and amounts required to be paid to the Administrative Agent in connection with this Agreement to the extent invoiced prior to the date hereof.

ARTICLE III

MISCELLANEOUS

3.1 Amended Terms. On and after the First Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Agreement. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2 Release of Administrative Agent. In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Agreement, each Borrower effective on the date hereof hereby releases and forever discharges the Administrative Agent, the Lenders, Affiliates of the Lenders and each of their respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act in connection with the Credit Agreement and the other Loan Documents on or prior to the date hereof.

3.3 Representations and Warranties of the Borrowers. Each of the Borrowers represents and warrants as follows:

(a) Each Borrower and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement in accordance with its terms.

(b) This Agreement has been duly executed and delivered by the duly authorized officers of each Borrower that is a party hereto and constitutes the legal, valid and binding obligation of each Borrower that is a party hereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(c) No consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(d) The representations and warranties set forth in Article V of the Credit Agreement and any other Loan Document are true and correct as of the date hereof, except for any such representation and warranty that specifically refers to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(e) After giving effect to this Agreement, no Default or Event of Default exists.

(f) The Loan Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Loan Documents and prior to all Liens other than Permitted Encumbrances.

(g) Except as specifically provided in this Agreement, the Obligations of the Borrowers are not reduced or modified by this Agreement and are not subject to any offsets, defenses or counterclaims.

3.4 Reaffirmation of Obligations and Security Interests. Each Borrower hereby ratifies the Credit Agreement, as amended hereby, and each other Loan Document to which it is a party and acknowledges and (a) reaffirms that (i) it is bound by all terms of the Credit Agreement, as amended hereby, and each other Loan Document to which it is a party applicable to it, and (ii) it is responsible for the observance and full performance of its respective obligations under the Loan Documents, (b) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (c) agrees that this Agreement shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

3.5 Loan Document. This Agreement shall constitute a Loan Document under the terms of the Credit Agreement.

3.6 Entirety. This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.7 Counterparts, Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Agreement by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.10 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 15.18 and 15.19 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature pages to follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date first above written.

FAMOUS DAVE’S OF AMERICA, INC.,
a Minnesota corporation

By:	/s/ Adam Wright

Name:	Adam Wright

Title:	Chief Executive Officer

D&D OF MINNESOTA, INC.,
a Minnesota corporation

By:	/s/ Richard Pawlowski

Name:	Richard Pawlowski

Title:	Chief Financial Officer

LAKE & HENNEPIN BBQ AND BLUES, INC.,
a Minnesota corporation

By:	/s/ Richard Pawlowski

Name:	Richard Pawlowski

Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS, INC.,
a Minnesota corporation

By:	/s/ Richard Pawlowski

Name:	Richard Pawlowski

Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS-U, INC.,
a Minnesota corporation

By:	/s/ Richard Pawlowski

Name:	Richard Pawlowski

Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS OF MARYLAND, INC., a Minnesota corporation

By:	/s/ John P. Beckman

Name:	John P. Beckman

Title:	President

AGENTS AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Lender

	By:	/s/ Denise Crouch
	Name:	Denise Crouch
	Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Revolving Loan Commitment	Pro Rata Share

Wells Fargo Bank, National Association	$3,000,000.00	100%

Total	$3,000,000.00	100%

Lender	Development Loan Commitment	Pro Rata Share

Wells Fargo Bank, National Association	$0.00	100%

Total	$0.00	100%

Lender	Converted Term Loans	Pro Rata Share

Wells Fargo Bank, National Association	$12,000,000	100%

Total	$12,000,000	100%